Safeway 401(k) Plan &

Trust

Financial Statements for the Years Ended

December 31, 2007 and 2006, Supplemental

Schedule as of December 31, 2007 and

Report of Independent Registered Public

Accounting Firm

SAFEWAY 401(k) PLAN & TRUST

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	2

FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006:

Statements of Net Assets Available for Benefits	3

Statements of Changes in Net Assets Available for Benefits	4

Notes to Financial Statements	5-12

SUPPLEMENTAL SCHEDULE AS OF DECEMBER 31, 2007:

Form 5500, Schedule H, Part IV, Line 4i—Schedule of Assets (Held at End of Year) as of December 31, 2007	13-15

All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Safeway Benefit Plans Committee

and Plan Participants:

We have audited the accompanying statements of net assets available for benefits of the Safeway 401(k) Plan & Trust (the "Plan") as of December 31, 2007 and 2006, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2007 and 2006, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2007 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2007 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ Deloitte & Touche LLP

San Francisco, California

June 27, 2008

SAFEWAY 401(k) PLAN & TRUST

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AS OF DECEMBER 31, 2007 AND 2006

(In thousands)

	2007	2006
ASSETS:
Investments at fair value:
Mutual funds	$786,058	$743,706
Synthetic guaranteed investment contracts	277,570	272,046
Safeway Inc. common stock	206,395	218,745
Traditional guaranteed investment contracts	57,951	55,990
Common/collective trusts	28,707	32,114
Short-term investment funds	17,039	11,227
Participant loans	40,756	36,552

Total investments	1,414,476	1,370,380

Receivables:
Due from broker for securities sold	410	2,035
Participant contributions	2,935	2,505
Interest and dividends receivable	84	35

Total receivables	3,429	4,575

Total assets	1,417,905	1,374,955

LIABILITIES:
Excess contributions payable to participants	2,644	–
Due to broker for securities purchased	–	1,411
Accrued administrative expenses	497	477

Total liabilities	3,141	1,888

NET ASSETS AVAILABLE FOR BENEFITS AT FAIR VALUE	1,414,764	1,373,067
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(1,373)	3,576

NET ASSETS AVAILABLE FOR BENEFITS	$1,413,391	$1,376,643

See notes to financial statements.

SAFEWAY 401(k) PLAN & TRUST

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

(In thousands)

	2007	2006
ADDITIONS:
Investments income:
Net (depreciation) appreciation in fair value of investments	$(38,209)	$121,872
Interest and dividends	85,759	57,266

Total investment income	47,550	179,138

Participant contributions	112,377	109,522

Total additions	159,927	288,660

DEDUCTIONS:
Benefits paid to participants	(121,774)	(122,084)
Administrative expenses	(1,405)	(1,385)

Total deductions	(123,179)	(123,469)

INCREASE IN NET ASSETS	36,748	165,191

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	1,376,643	1,211,452

End of year	$1,413,391	$1,376,643

See notes to financial statements.

SAFEWAY 401(k) PLAN & TRUST

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2007 AND 2006

1.	DESCRIPTION OF THE PLAN

The following description of the Safeway 401(k) Plan & Trust (the "Plan") is provided for general information only. Participants should refer to the Summary Plan Description for more complete information about the Plan’s provisions. The following description reflects all Plan amendments through December 31, 2007.

General—The Plan is a defined contribution plan which generally covers employees of Safeway Inc. (the "Company") who are age 21 or older, excluding those employees who are eligible to participate in the Dominick’s Finer Foods, LLC 401(k) Retirement Plan for Union Employees, the Safeway 401(k) Savings Plan or the Vons Companies, Inc. Pharmacists’ 401(k) Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). A portion of the Plan is designated as an employee stock ownership plan ("ESOP"). The ESOP portion of the Plan permits each participant who has an investment in Safeway Inc. common stock to elect to receive dividends paid as cash or reinvested in additional shares of Safeway Inc. common stock.

Contributions—Employees may elect to contribute between 1% and 50% of their eligible pay, up to a maximum contribution of $15,500 and $15,000 for 2007 and 2006, respectively. Participant contributions are not currently taxable to participants pursuant to Section 401(k) of the Internal Revenue Code. Employer contributions are not permitted.

Participants age 50 or over by December 31, 2007 are eligible to contribute an additional $5,000 in catch-up contributions to their 401(k) account before the end of the Plan year.

Trustee and Recordkeeper—The trustee and recordkeeper of the Plan is Merrill Lynch.

Investment Options—Participants may direct their contributions in any one or a combination of investment funds and Safeway Inc. common stock. The Plan’s current investment offerings include short term investments, mutual funds, Safeway Inc. common stock and investment contracts. Participants may change their investment options on a daily basis.

Vesting—Participants are vested immediately in their contributions plus actual earnings thereon.

Participant Accounts—Individual accounts are maintained for each Plan participant. Each participant’s account is credited with the participant’s contributions and income thereon. Participants reimburse the Plan for administrative expenses based on the allocation of a participant’s total assets among the investment funds. In addition, participants pay $1 per month for administrative expenses. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Participant Loans—Participants may borrow a minimum of $1,000 up to a maximum of the lesser of $50,000 or 50% of their account balance. The loan term cannot exceed four years, except where the loan is issued to purchase a primary residence, in which case the loan period may extend to 15 years. Any outstanding balance is due and payable upon termination of employment, disability, or death. Loans are secured by the balance in the participant’s account. The interest rate charged on participant loans will be equal to the sum of 1% plus the prime rate published in The Wall Street Journal on the last business day of the preceding calendar month. Principal and interest payments are made through payroll deductions. Participants may only have one loan outstanding at a time and are charged a $10.50 servicing fee each quarter for the term of the loan. At December 31, 2007 and 2006, respectively, there were 7,714 and 7,677 loans outstanding with interest rates ranging from 5.00% to 10.50%.

In-Service Withdrawals—An active or inactive participant may withdraw all or any portion of their rollover account at any time. An active or inactive participant may take a hardship withdrawal if there is an immediate and significant financial need.

Payment of Benefits—Upon termination of employment, a participant may elect (a) to leave the balance of his or her account in the Plan until April 1 of the year following the year in which the participant turns age 70 1/2, (b) to receive an immediate lump sum distribution as cash, as Safeway Inc. common stock (up to the amount invested in the Safeway Inc. common stock) or as a rollover to another qualified plan or Individual Retirement Account, (c) to receive a portion in an immediate lump sum and the remainder to be distributed later, or (d) to receive a series of payments over a period not to exceed the joint life expectancy of the participant and his or her beneficiary. If a participant’s balance is $1,000 or less, the participant will receive an immediate lump sum distribution. Distributions are taxed as ordinary income and are subject to income-tax withholding.

Plan Termination—Although the Company has not expressed any intent to terminate the Plan, it may do so at any time, subject to the provisions set forth in ERISA. In the event of termination of the Plan, the assets of the Plan would be distributed to the participants in accordance with the value of their individual investment accounts.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting—The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Investment Valuation and Income Recognition—The Plan’s investments are stated at fair value. Shares of mutual funds are valued at quoted market prices, which represent the net asset value of shares held by the Plan at year end. Common stock is valued at quoted market prices. Participant loans are valued at the outstanding loan balances.

In accordance with FASB Staff Position, AAG INV-1 and Statement of Position No. 94-4-1, "Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans" (the "FSP"), the statements of net assets available for benefits present investment contracts at fair value, as well as an additional line item showing an adjustment of the fully benefit-responsive contracts from fair value to contract value. The statements of changes in net assets available for benefits is presented on a contract value basis and is not affected by the FSP.

Fair value of investment contracts is calculated by discounting the related cash flows based on current yields of similar instruments with comparable durations. Synthetic guaranteed investment contracts ("GICs") include underlying investments that are stated at fair value. Fair value of the underlying investments is determined by the issuer of the synthetic GIC based on quoted market prices and a fair value estimate of the wrapper contracts. Wrapper contracts guarantee that there will be no loss of principal or accrued interest. Fair market value of the wrapper contracts is estimated by converting the basis points assigned to the wrap fees into dollars and comparing cost to replacement value. At December 31, 2007 and 2006, the fair values of the wrapper contracts are considered to be zero because there is substantially no difference between cost and replacement values.

Common collective trust funds are stated at fair value as determined by the issuer of the common collective trust funds based on the fair market value of the underlying investments. Common collective trust funds with underlying investments in benefit-responsive investment contracts are valued at fair market value of the underlying investments and then adjusted by the issuer to contract value.

Purchases and sales of securities are recorded on the trade date. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

New Accounting Pronouncements— In September 2006, the Financial Accounting Standards Board ("FASB") issued SFAS No. 157, "Fair Value Measurement." SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement does not require any new fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Plan is currently assessing the impact of SFAS No. 157 on its financial statements.

Payment of Benefits—Benefit payments to participants are recorded upon distribution.

Excess Contributions Payable—The Plan is required to return contributions received during the Plan year in excess of the Internal Revenue Code (the "Code") limits.

Administrative Expenses—The Plan’s administrative expenses are primarily allocated to participant accounts.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions to and deductions from net assets available for benefits during the reporting period. Actual results could differ from these estimates.

The estimated fair value of traditional guaranteed investment contracts presented in Note 5 are based on assumptions about the market for such investments because quoted market prices are unavailable. Such estimates are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions could have a material effect on the estimated fair values. Additionally, the fair values were estimated as of year-end, and current estimates may differ from the amounts presented.

Risks and Uncertainties—The Plan utilizes various investment instruments, including common stock, mutual funds and investment contracts. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and such changes could materially affect the amounts reported in the financial statements.

3.	INVESTMENTS

The fair values of individual investments that represented 5% or more of the Plan’s net assets available for benefits as of December 31, 2007 and 2006 were as follows (in thousands):

	2007	2006
BlackRock S&P 500 Index Fund	$292,592	$280,812
Safeway Inc. common stock	206,395	218,745
Evergreen Small Cap Value Fund	***	106,139
ING International Value Fund	116,654	100,386
PIMCO Total Return Fund	108,923	94,903
RS Partners Fund	91,817	***

*** Evergreen Small Cap Value Fund was removed from the Plan in 2007. Balances were transferred to RS Partners Fund.

During the years ended December 31, 2007 and 2006, net (depreciation) appreciation of assets recorded at fair value, including net realized gains and losses, was as follows (in thousands):

	2007	2006
Mutual funds	$(35,932)	$52,573
Safeway Inc. common stock	(2,277)	69,299

Total (depreciation) appreciation	$(38,209)	$121,872

4.	INCOME TAXES

The Internal Revenue Service issued a Determination Letter dated March 24, 2004 stating that the Plan and related trust, as then designed, is qualified under the Code. Subsequent to this determination by the Internal Revenue Service, the Plan was amended and restated in its entirety, effective January 1, 2005. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Plan Administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan, as amended and restated, is qualified and the related trust is tax exempt as of the financial statement date. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

5.	GUARANTEED INVESTMENT CONTRACTS

The Plan invests in GICs issued by insurance companies and other financial institutions as part of the Interest Income Fund (the "Fund"). The guaranteed investment contracts are fully-benefit responsive and are recorded in the financial statements at fair value and then adjusted to contract value in accordance with the FSP. The Fund invests in both traditional GICs and synthetic GICs, as described below:

Traditional GICs—Traditional GICs are backed by the general account of the issuer. The Fund deposits a lump sum with the issuer and receives a guaranteed interest rate for a specified time. Interest is accrued on either a simple interest or fully-compounded basis and paid either periodically or at the end of the contract term. The issuer guarantees that all qualified participant withdrawals will occur at contract value (principal plus accrued interest). The traditional GICs in the Fund provide a fixed rate of interest over the term to maturity of the contract; therefore, crediting rates do not reset.

Synthetic GICs—A synthetic GIC is an investment contract (otherwise known as a wrap contract) issued by an insurance company or bank, backed by a portfolio of bonds that are owned by the Fund.

The Fund has four synthetic GICs each having a pro-rata share of one wrapped portfolio. The assets underlying the synthetic GICs are maintained separate from the contract issuer’s general assets, usually by a third party custodian. These contracts typically provide that realized and unrealized gains and losses on the underlying assets are not reflected immediately in the net assets of the Fund, but rather are amortized, usually over time to maturity or the duration of the underlying investments, through adjustments to the future interest crediting rate. The issuer guarantees that all qualified participant withdrawals will occur at contract value. Crediting rates of synthetic GICs can be impacted by variables which include the current yield of the assets within the wrap contract, the duration of the assets covered by the wrap contract and the existing difference between the market value and contract value of the assets within the wrap contract. For synthetic contracts, the Fund uses crediting rate calculations which adjust the current yield of the bonds by a portion of the current gain or loss that is built into the wrap contracts at the measurement date. These crediting rates are reset quarterly and cannot be less than zero. The crediting rate of synthetic contracts will track current market yields on a trailing basis. The rate reset allows the contract value of the portfolio to converge to the market value over time, assuming the market value continues to earn the current portfolio yield for a period of time equal to the current portfolio duration.

Certain events limit the ability of the Fund to transact at contract value with the issuer. Such events include the following: (i) amendments to the Plan documents; (ii) changes to Fund’s prohibition on competing investment options by participating plans or deletion of equity wash provisions; (iii) complete or partial termination of the Fund or its merger with another fund; (iv) the failure of the Plan to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA; (v) unless made in accordance with the withdrawal provisions of the Fund, the redemption of all or a portion of the interests in the Fund held by a participating plan at the direction of the participating plan sponsor, including withdrawals due to the removal of a specifically identifiable group of employees from coverage under the participating plan (such as a group layoff or early retirement incentive program), or the closing or sale of a subsidiary, employing unit or affiliate, the bankruptcy or insolvency of a plan sponsor, the merger of the Plan with another plan, or the Plan sponsor’s establishment of another tax-qualified defined contribution plan; (vi) any change in law, regulation, ruling, administrative or judicial position or accounting requirement, in any case applicable to the Fund or participating plans, and (vii) the delivery of any communication to Plan participants designed to influence a participant not to invest in the Fund. The Plan Administrator does not believe that the occurrence of any such market value event which would limit the Fund’s ability to transact at contract value with participants is probable.

Guaranteed investment contracts in the Fund do not permit issuers to terminate the agreement prior to the scheduled maturity date. The wrap contracts are evergreen contracts that contain termination provisions. Wrap agreements permit the Fund’s investment manager or issuer to terminate upon notice at any time at market value and provide for automatic termination of the wrap contract if the book value or the market value of the contract equals zero. The issuer is not excused from paying the excess contract value when the market value equals zero. Wrap contracts that permit the issuer to terminate at market value generally provide that the Fund may elect to convert such termination to an Amortization Election as described below. In addition, if the Fund defaults in its obligations under the agreement (including the issuer’s determination that the agreement constitutes a non-exempt prohibited transaction as defined under ERISA) and such default is not cured within the time permitted by any cure period, then the wrap contract may be terminated by the issuer and the Fund will receive the market value as of the date of termination. Also, wrap contracts permit the issuer or investment manager to elect at any time to convert the wrapped portfolio to a declining duration strategy whereby the contract would terminate at a date which corresponds to the duration of the underlying fixed-income portfolio on the date of the amortization election ("Amortization Election"). After the effective date of an Amortization Election, the fixed-income portfolio must conform to the guidelines agreed upon by the wrap issuer and the investment manager for the Amortization Election period. Such guidelines are intended to result in contract value equaling market value of the wrapped portfolio by such termination date.

The average yield on guaranteed investment contracts was computed by dividing the annualized one-day actual earnings of the contract on the last day of the Plan year by the fair value of the investments on the same date. For the years ended December 31, 2007 and 2006, the average yield was 5.17% and 5.31%, respectively.

The average crediting interest rate was computed by dividing the annualized one-day earnings credited to participants on the last day of the Plan year by the fair value of the investments on the same date. The average crediting interest rate was 4.99% and 5.04% at December 31, 2007 and 2006, respectively.

The portfolio holdings in the Fund as of December 31, 2007 and December 31, 2006 are shown below (in thousands):

	As of December 31, 2007
	Rating S&P/ Moody’s	Investments at Fair Value	Wrapper Contracts at Fair Value	Adjustment to Contract Value
Cash/Cash Equivalent:
Merrill Lynch Institutional Fund*	AAA/Aaa	$13,908		$–
Traditional Guaranteed Investment Contracts:
Metropolitan Life GAC 29021	AA/Aa2	9,005		(138)
Metropolitan Life GAC 29497	AA/Aa2	3,414		(123)
Metropolitan Life GAC 29850	AA/Aa2	5,162		(155)
Monumental SV-04498-Q	AA/Aa2	3,983		(19)
Monumental SV-04568-Q	AA/Aa2	5,516		(3)
Monumental SV-04728-Q	AA/Aa2	3,857		(257)
Principal Life 4-20469-3	AA/Aa2	8,718		(5)
Principal Life 4-20469-4	AA/Aa2	6,805		(186)
Prudential GA 62069-211	AA/Aa2	7,640		(366)
Prudential GA 62069-212	AA/Aa2	3,851		(251)
Common/Collective Trust:
SEI Stable Asset Fund #190-783	AAA/Aaa	28,707		751
Synthetic Guaranteed Investment Contracts:
Bank of America 002-126	AAA/Aaa	25,567	–	(57)
Wrapper		–	–	–
CDC-IXIS WR-1027-01	AAA/Aaa	83,698	–	(187)
Wrapper		–	–	–
Monumental MDA #00389TR	AAA/Aaa	83,720	–	(188)
Wrapper		–	–	–
State Street Bank #97044	AAA/Aaa	84,585	–	(189)
Wrapper		–	–	–

Total		$378,136	$–	$(1,373)

*	The amount is net of cash of $3,131 related to pending transactions.

	As of December 31, 2006
	Rating S&P/ Moody’s	Investments at Fair Value	Wrapper Contracts at Fair Value	Adjustment to Contract Value
Cash/Cash Equivalent:
Merrill Lynch Institutional Fund**	AAA/Aaa	$6,743		$–
Traditional Guaranteed Investment Contracts:
Metropolitan Life GAC 29021	AA/Aa2	8,399		59
Metropolitan Life GAC 29497	AA/Aa2	6,271		(20)
Monumental SV-04240-Q	AA/Aa3	6,590		(6)
Monumental SV-04498-Q	AA/Aa3	3,744		47
Monumental SV-04568-Q	AA/Aa3	5,217		66
Principal Life 4-20469-3	AA/Aa2	8,247		102
Principal Life 4-20469-4	AA/Aa2	6,273		36
Prudential GA 62069-211	AA/Aa3	6,992		(88)
Travelers GR 18923	AA/Aa2	4,257		58
Common/Collective Trust:
SEI Stable Asset Fund #190-783	AAA/Aaa	32,114		959
Synthetic Guaranteed Investment Contracts:
Bank of America 002-126	AAA/Aaa	24,055	–	209
Wrapper		–	–	–
CDC-IXIS WR-1027-01	AAA/Aaa	81,645	–	709
Wrapper		–	–	–
Monumental MDA #00389TR	AAA/Aaa	81,621	–	709
Wrapper		–	–	–
State Street Bank #97044	AAA/Aaa	84,725	–	736
Wrapper		–	–	–

Total		$366,893	$–	$3,576

**	The amount is net of cash of $4,484 related to pending transactions.

6.	PARTY-IN-INTEREST TRANSACTIONS

The Plan’s investments include Safeway Inc. common stock, which qualify as exempt party-in-interest transactions. During 2007 and 2006, the Plan received $1,589,456 and $1,382,646, respectively, of dividend income on Safeway Inc. common stock.

Certain Plan investments are managed or significantly influenced by Merrill Lynch, trustee of the Plan. As Merrill Lynch provides recordkeeping services for the Plan, these transactions qualify as party-in-interest transactions. Administrative fees paid to Merrill Lynch for recordkeeping were $1,211,347 and $1,129,543 in 2007 and 2006, respectively.

7.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of the Statement of Net Assets Available for Benefits and the Statement of Changes in Net Assets Available for Benefits per the financial statements to the Form 5500 (in thousands):

December 31, 2007
Net assets available for benefits per the financial statements	$1,413,391
Adjustment from contract to fair value for fully benefit-responsive investment contracts	1,373

Net assets available for benefits per the Form 5500	$1,414,764

December 31, 2007
Increase in net assets per the financial statements	$36,748
Adjustment from contract to fair value for fully benefit-responsive investment contracts	1,373

Net income per Form 5500	$38,121

******

SAFEWAY 401(k) PLAN & TRUST

FORM 5500, SCHEDULE H, PART IV, LINE 4i—

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

DECEMBER 31, 2007

(Dollars in thousands)

Asset Name and Description	Current Value
Underlying Securities of Synthetic Guaranteed Investment Contracts:
Aircastle Aircraft Lease Back, floating rate	$2,439
Bank of America Credit Card Trust, floating rate	3,918
Countrywide Asset-Backed Certificates, floating rate	4,806
Countrywide Asset-Backed Certificates, 5.658%	1,781
Countrywide Home Loans, floating rate	3,992
Citibank Credit Card Issuance, floating rate	3,377
Crusade Global Trust, floating rate	1,424
First Franklin Mortgage Loan AB Certificate, floating rate	4,648
FTN Financial Auto Securitization, 3.1%	490
Federal Home Loan Mortgage Trust, 6.085%	886
Federal Home Loan Mortgage Trust, floating rate	1,302
Fannie Mae, 5.35%	5,100
Goldman Sachs Alt-A Home Equity Trust, floating rate	5,173
Goldman Sachs Mortgage Participation Security Mortgage Loan Trust, floating rate	2,097
HSBC Household Home Equity Loan Trust, floating rate	3,686
JP Morgan Mortgage Acquisition, 5.83%	3,137
MBNA Master Credit Card Trust, 7.8%	5,184
* Merrill Lynch Mortgage Investor, floating rate	1,105
Morgan Stanley Mortgage Loan, floating rate	991
Northstar Education Finance, 4.74%	2,625
Oil and Gas Royalty Trust, 5.09%	2,972
PSE&G Trans Funding LLC, 6.89%	6,558
SLM Student Loan Trust, floating rate	5,007
Saxon Asset Securities Trust, floating rate	1,787
United Community Financial Corp Home Equity Loan, floating rate	3,365
United Community Financial Corp Home Equity Loan, 5.935%	582
Wells Fargo Home Equity Trust, 4.89%	3,688
Banc of America Commercial Mortgage, 5.787%	2,907
Bear Stearns Commercial Mortgage Securities, 7.78%	7,387
Federal Home Loan Mortgage Trust, floating rate	3,196
First Union NB-Bank of America, 6.136%	6,400
Goldman Sachs Mortgage Securities Corp II, 3.452%	5,439
GE Capital Commercial Mortgage, 3.091%	1,687
Greenwich Capital Commercial Funding, 3.312%	1,933
JP Morgan Chase Commercial Mortgage, 4.999%	5,281
JP Morgan Chase Commercial Mortgage, 3.635%	1,697
JP Morgan Chase Commercial Mortgage, 3.845%	1,765
LB Commercial Conduit Mortgage Trust, 6.68%	5,317
LB UBS Commercial Mortgage Trust, 6.365%	6,624

SAFEWAY 401(k) PLAN & TRUST

FORM 5500, SCHEDULE H, PART IV, LINE 4i—

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR) continued

DECEMBER 31, 2007

(Dollars in thousands)

Asset Name and Description	Current Value
Underlying Securities of Synthetic Guaranteed Investment Contracts (continued):
LB-UBS Commercial Mortgage Trust, 3.323%	$4,028
* Merrill Lynch Mortgage Trust, 3.563%	3,315
* Merrill Lynch/Countrywide Commercial, 4.277%	5,361
Morgan Stanley Capital I, 4.478%	2,253
PNC Mortgage Acceptance Corp, 6.36%	5,780
Prudential Mortgage Cap. Fund., 6.605%	10,582
America West Airlines, 7.93%	3,585
Oil Enterprises LTD, 6.239%	423
Fannie Mae, 5%	16,210
Fannie Mae, 5.5%	7,511
Freddie Mac, 5.5%	9,989
Bank Of America Alternative, 5.5%	2,771
Bank Of America Alternative, 5%	2,023
Countrywide Home Loans, 5%	3,869
Fannie Mae, 5%	3,315
Federal Home Loan Mortgage Trust, 5%	649
Fannie Mae, 5.5%	3,845
First Horizon Asset Securities, 4.75%	4,275
First Horizon Mortgage Pass Through, floating rate	3,727
JP Morgan Mortgage Trust, 4.07%	4,109
Washington Mutual, 4.5%	207
Washington Mutual, floating rate	5,959
US Treasury Note, 4%	4,115
US Treasury Note, 4 7/8%	10,461
US Treasury Note, 4 5/8%	11,586
US Treasury Note, 4 5/8%	14,378
US Treasury Note, 4 1/2%	4,572
US Treasury Note, 4 3/4%	12,889
US Treasury Note, 3 7/8%	8,210
Unsettled investment purchases	(24,180)

Traditional Guaranteed Investment Contracts:
Metropolitan Life GAC 29021	9,005
Metropolitan Life GAC 29497	3,414
Metropolitan Life GAC 29850	5,162
Monumental SV-04498-Q	3,983
Monumental SV-04568-Q	5,516
Monumental SV-04728-Q	3,857
Principal Life 4-20469-3	8,718

SAFEWAY 401(k) PLAN & TRUST

FORM 5500, SCHEDULE H, PART IV, LINE 4i—

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR) continued

DECEMBER 31, 2007

(Dollars in thousands)

Asset Name and Description	Current Value

Traditional Guaranteed Investment Contracts (continued):
Principal Life 4-20469-4	$6,805
Prudential GA 62069-211	7,640
Prudential GA 62069-212	3,851
Common/Collective Trusts:
SEI Stable Asset Fund #190-783	28,707
Short Term Investment Fund:
* Merrill Lynch Institutional Fund	17,039
Common Stock:
* Safeway Inc. common stock (6,033,172 shares)	206,395
Mutual Funds:
* BlackRock S&P 500 Index Fund (16,246,090 units)	292,592
PIMCO Total Return Fund (10,189,227 units)	108,923
ING International Value Fund (6,278,476 units)	116,654
Chesapeake Core Growth Fund (2,835,121 units)	57,014
RS Partners Fund (2,980,088 units)	91,817
Forward Emerald Growth Fund (4,309,040 units)	54,854
Hotchkis & Wiley Large Cap Value Fund (3,153,468 units)	64,204
* Participant Loans (7,714 loans, interest rates ranging from 5.00% to 10.50%)	40,756

TOTAL	$1,414,476

* Represents a party-in-interest transaction.